UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 31, 2006

Municipal Mortgage & Equity, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 300, Baltimore, Maryland		21202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(443) 263-2900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Flexible Early Purchase Facility

MMA Mortgage Investment Corporation ("MMIC"), an indirect wholly owned subsidiary of the registrant, has entered into a Multifamily and Health Care Mortgage Loan Repurchase Agreement dated as of May 31, 2006 (the "Repurchase Facility") with Washington Mutual Bank, a federal association (the "Bank"). The Repurchase Facility provides for the Bank to purchase up to $125,000,000 of certain qualifying mortgage loans from MMIC, on a service retained basis, after MMIC has originated such mortgage loans, subject to MMIC’s obligation to repurchase the mortgage loans from the Bank and the other terms and conditions of the Repurchase Facility. These mortgage loans will generally be subject to a commitment by a takeout investor to acquire such loans from MMIC on or before a specified delivery date, and, in any event, will be repurchased by MMIC from the Bank within 90 days of their acquisition by the Bank.

The Bank’s commitment to purchase mortgage loans terminates on February 1, 2008 or, at the option of the Bank after the giving of 30 days’ notice, on May 31, 2007. The Repurchase Facility provides for the Bank to receive an investment return rate with respect to each mortgage loan purchased, based on the time during which the Bank holds the mortgage loan, at a fixed rate and/or the one month London Interbank Offered Rate ("LIBOR") plus a spread depending on the balance of non-interest bearing deposit accounts of the registrant and its subsidiaries maintained at the Bank.

The Repurchase Facility requires MMIC to maintain a minimum adjusted tangible net worth, a minimum debt service coverage ratio, a minimum specified servicing portfolio and a minimum amount of liquid assets. The Repurchase Facility also contains customary events of default including, among others, the failure of MMIC to repurchase a mortgage loan at the time required or the failure to pay the principal and interest received by MMIC for mortgage loans sold under the facility, MMIC’s breach of representations, warranties or covenants, MMIC’s insolvency or unpaid judgments in excess of $7.5 million, MMIC’s loss of control over its servicing portfolio, MMIC’s loss of authority to originate mortgage loans and the acceleration of certain other indebtedness. Upon the occurrence of such events, among other remedies, the Bank may accelerate the repurchase date for the mortgage loans.

Warehouse Credit and Security Agreement

MMA Construction Finance, LLC ("MMCF"), an indirect wholly owned subsidiary of the registrant, entered into a Warehousing Credit and Security Agreement dated as of May 31, 2006 (the "Warehousing Facility") with the Bank. The Warehousing Facility provides for revolving loans to MMCF to finance specified types of mortgage loans in an amount of up to $70 million. The Warehousing Facility is fully and unconditionally guaranteed by the registrant and is secured by a first priority lien on specified mortgage loans financed under the Warehousing Facility.

The Warehousing Facility will terminate on April 1, 2008 (in which case all loans outstanding under the facility will be due on or before October 31, 2008) or, at the option of the Bank, on May 31, 2007 (in which case all loans outstanding under the facility will be due on or before May 31, 2008). Loans under the Warehousing Facility bear interest at a fixed rate and/or the one month LIBOR plus a spread depending on the balance of non-interest bearing deposit accounts of the registrant and its subsidiaries maintained at the Bank.

The Warehousing Facility requires the registrant to maintain a minimum consolidated tangible net worth, a maximum consolidated leverage ratio, minimum liquidity, a maximum consolidated senior indebtedness ratio, and a minimum consolidated interest and distributions coverage ratio. The Warehousing Facility contains customary events of default including, among others, failure to pay principal and interest, breach of representations, warranties and covenants, insolvency, dissolution or unpaid judgments in excess of $7.5 million, the acceleration of certain other indebtedness, and the registrant or its affiliates ceasing to be the servicer of any collateral under the Warehousing Facility. Upon the occurrence of such events, among other remedies, the Bank may accelerate the obligation to repay outstanding principal and accrued interest.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Multifamily and Health Care Mortgage Loan Repurchase Agreement dated as of May 31, 2006 between MMA Mortgage Investment Corporation and Washington Mutual Bank.

10.2 Warehousing Credit and Security Agreement dated as of May 31, 2006 between MMA Construction Finance, LLC and Washington Mutual Bank.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

June 6, 2006	By:	Melanie M. Lundquist

Name: Melanie M. Lundquist
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Multifamily and Health Care Mortgage Loan Repurchase Agreement dated as of May 31, 2006 between MMA Mortgage Investment Corporation and Washington Mutual Bank
10.2	Warehousing Credit and Security Agreement dated as of May 31, 2006 between MMA Construction Finance, LLC and Washington Mutual Bank